NYSE Amex Exchange: URZ
Toronto Stock Exchange: URZ
Frankfurt Stock Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Reports Uranium Leaching Amenability

Casper, Wyoming, April 16, 2009 -- Uranerz Energy Corporation (“Uranerz” or the “Company”) (NYSE Amex: URZ; TSX: URZ; Frankfurt: U9E) is pleased to announce leach test results from core samples taken from the 100%-owned Doughstick property and the 81%-owned South Doughstick property located in the Pumpkin Buttes Uranium District. The Pumpkin Buttes Uranium District, located in the central Powder River Basin of Wyoming, is home to Areva and EDF’s Christensen Ranch in-situ recovery (“ISR”) mine, and Cameco’s North Butte ISR uranium project.

Leach amenability studies were performed on sample cores obtained from the Doughstick and South Doughstick properties. Standard ISR leach “bottle roll” tests were conducted on the samples by Energy Laboratories in Casper, Wyoming. The leach amenability studies intend to demonstrate that the uranium mineralization is capable of being leached using conventional ISR chemistry. The leach solution was prepared using sodium bicarbonate as the source of the carbonate complexing agent. Hydrogen peroxide was added as the uranium oxidizing agent. The study is an indication of the ore’s reaction rate and the potential uranium recovery. The test results showed the uranium recovery percentage for South Doughstick as 87.8%, and the uranium recovery percentage for Doughstick as 77.1% .

Property Name	Uranium Recovery Percentage
South Doughstick	87.8%
Doughstick	77.1%

Uranerz Production Manager, Glenda Thomas, commented: “Uranerz is extremely pleased with the uranium recovery results for South Doughstick and for Doughstick. The 88 and 77 percent results are greater than the 73 percent that Uranerz used in its Preliminary (Economic) Assessment of the Nichols Ranch ISR Project. We are excited about continuing our development of these properties.” The Doughstick and South Doughstick properties are located approximately 2 miles south of Nichols Ranch.

Applications for a Permit to Mine and a Source Material License for the Nichols Ranch ISR Uranium Project were submitted to the Wyoming Department of Environmental Quality – Land Quality Division (“WDEQ”) and the United States Nuclear Regulatory Commission (“NRC”) in December of 2007. Both the NRC and WDEQ applications are progressing through the regulatory review process.

The mine plan for the Nichols Ranch ISR Uranium Project includes a central processing facility at the Company's Nichols Ranch property and a satellite ion exchange facility at its Hank property. The production level from these two properties is planned to be in the range of 600,000 to 750,000 pounds per year (as U308). The central processing facility is planned for a licensed capacity of 2 million pounds per year of uranium (as U3O8) and will process uranium-bearing well-field solutions from Nichols Ranch, as well as uranium-loaded resin transported from the Hank satellite facility, plus uranium-loaded resin from any additional satellite deposits that may be developed on the Company's other Powder River Basin properties, including Doughstick and South Doughstick. This centralized design enhances the economics of the Company's potential additional satellite projects by maximizing production capacity while minimizing further capital expenditures on processing facilities. The project is at a stage where it is progressing through the detailed engineering and design.

About Uranerz
Uranerz Energy Corporation is a pure-play uranium company listed on the NYSE Amex Exchange (formerly called the American Stock Exchange) and the Toronto Stock Exchange (“TSX”) under the symbol “URZ”, and is also listed on the Frankfurt Stock Exchange under the symbol “U9E”.

Members of the Uranerz management team have specialized expertise in the in-situ recovery (“ISR”) uranium mining method, and the Company collectively owns or controls (including through its interest in the Arkose Mining Venture) approximately 124,200 acres (50,255 hectares or 194 square miles) in the Pumpkin Buttes Uranium Mining District of the central Powder River Basin of Wyoming, U.S.A., an area well-known for hosting uranium-mineralized roll fronts often amenable to ISR mining techniques.

The Company has submitted federal and state mining applications to build and operate the Nichols Ranch ISR Uranium Project which, when licensed and constructed, is planned to consist of a central processing facility at the Nichols Ranch property and a satellite facility at the Hank property. Commercial ISR mining in the Powder River Basin has been ongoing since 1987, with production coming from the Smith Ranch-Highland mine currently owned and operated by Cameco Resources Inc. and from AREVA NC’s Irigaray-Christensen Ranch ISR mine located in the Pumpkin Buttes uranium mining district (presently on stand-by, but re-start of operations has been announced). Commencement of operations at the Nichols Ranch ISR Uranium Project is dependent on receipt of required regulatory approvals.

ISR mining comprised 29% of global uranium production in 2007 according to the World Nuclear Association. Wyoming ISR advantages include low capital costs, low operating costs, and low environmental impact. Wyoming is the largest uranium producer in the United States with a long ISR history and has the largest known uranium resource base in the U.S. Uranerz management has a record of licensing commercial ISR projects.

Further Information
For further information, contact the Company’s Investor Relations department at 1-800-689-1659 or please refer to the Company’s website at www.uranerz.com, review the Company’s filings with the Securities and Exchange Commission at www.sec.gov, or visit the Company’s profile on the SEDAR website at www.sedar.com.

This press release may contain or refer to "forward-looking information" and “forward-looking statements” within the meaning of applicable United States and Canadian securities laws, which may include, but is not limited to, statements with respect to planned development, capital and operating cost and other projections, resource estimates, our planned exploration and drilling programs and results, commodity recovery rates, the availability of future financing for exploration, and other plans, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the United States Securities and Exchange Commission (the “SEC”) (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.